Exhibit (d)(15)

MUTUAL CONFIDENTIALITY AGREEMENT

This MUTUAL CONFIDENTIALITY AGREEMENT (this “Agreement”) is entered into as of September 26, 2014 by and between Lattice Semiconductor Corporation (including its subsidiaries, “L Company”), and Silicon Image, Inc. (including its subsidiaries, “S Company”).

WHEREAS, S Company and the L Company are engaging in discussions about possible strategic business transactions between them (the “Transactions”), and in connection with evaluating the Transactions, each party (the “Disclosing Party”) may disclose to the other party (the “Receiving Party”) certain information which is non-public, confidential or proprietary in nature;

NOW, THEREFORE, the parties hereby agree as follows:

1. Confidentiality of Information.

(a) The Receiving Party and its Representatives (as defined below) (i) will keep the Information (as defined below) confidential and will not (except as required by applicable law, regulation, stock exchange or stock market requirement, or legal process, and only after compliance with paragraph 3 below), without the Disclosing Party’s prior written consent, disclose to any person any Information, and (ii) will not use any Information in any manner (whether for itself, any other person or otherwise) other than solely in connection with its consideration of the Transactions. The Receiving Party further agrees that it will disclose the Information to only those of its Representatives who have a need to know such Information and are informed by Receiving Party of the confidential nature of the Information, and that such disclosure will be made solely for the purpose of evaluating or effecting the Transactions. However, the terms of this Agreement shall not be construed to limit either party’s right to independently develop or acquire products without reliance upon the other party’s Information. The Disclosing Party acknowledges that the Receiving Party may currently or in the future be developing information internally, or receiving information from other persons, that is similar to Information of the Disclosing Party. Accordingly, nothing in this Agreement shall be construed as a representation or agreement that the Receiving Party will not develop, or have developed for it, products, concepts, systems, or techniques that are similar to or compete with the products, concepts, systems or techniques contemplated by or embodied in any Information, provided that the Receiving Party does not violate its obligations under this Agreement in connection with such development. Nothing in this Agreement shall be deemed to grant either party a license under or to any of the other party’s intellectual property rights.

(c) The term “Information” shall mean, with respect to the Disclosing Party in question, the confidential, proprietary or non-public information furnished by the Disclosing Party or its Representatives to the Receiving Party or its Representatives in connection with the Receiving Party’s evaluation of the Transactions. Information shall be marked with a restrictive legend of the Disclosing Party. If Information is not marked with such legend or is disclosed orally, the Information will be identified as confidential at the time of disclosure and the Disclosing Party will promptly provide the Receiving Party with a written summary. The term “Information” will not, however, include information that (i) is or becomes publicly available other than as a result of a disclosure by the Receiving Party or its Representatives in violation of this Agreement, (ii) is or becomes available to the Receiving Party or any of its Representatives on a non-confidential basis from a source (other than the Disclosing Party or any of its Representatives) which, to the Receiving Party’s knowledge, is not prohibited from disclosing such information to the Receiving Party, (iii) is known to the Receiving Party or any of its Representatives prior to disclosure by the Disclosing Party or any of its Representatives, or (iv) is or has been independently developed by the Receiving Party without use of or reference to any Information furnished to it by the Disclosing Party. Further, any information produced or furnished pursuant to any legal proceedings involving S Company and L Company shall be subject to the applicable rules and regulations governing such legal proceedings.

(d) The term “Representative” shall mean, with respect to the party in question, any of such party’s directors, officers, employees, affiliates (as such term is defined in the Securities Exchange Act of 1934, as amended), representatives (including, without limitation, financial advisors, investment bankers, attorneys and accountants) and agents.

2. Confidentiality of Transactions and Status of Transactions. Without the prior written consent of the other party, neither S Company nor L Company nor any of their respective Representatives will (except as required by applicable law, regulation, stock exchange or stock market requirement, or legal process, and only after compliance with paragraph 3 below) disclose to any person any information regarding possible Transactions or any information relating in any way to the Information, including, without limitation (i) that any investigations, discussions or negotiations are taking or have taken place concerning possible Transactions, including the status thereof or the termination of such discussions or negotiations, (ii) any of the terms, conditions or other facts with respect to any such possible Transactions or its consideration of possible Transactions, (iii) that this Agreement exists, that Information exists or has been requested or made available or (iv) any opinion or view with respect to the Transactions or the Information. S Company and the L Company each further agrees that it will disclose the information described in this paragraph to only those of its Representatives who have a need to know such information, are informed of the confidential nature of the information, and that such disclosure will be made solely for the purpose of evaluating or effecting the Transactions.

3. Mandatory Requests from Third Parties for Information. In the event that the Receiving Party or any of its Representatives is required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, any informal or formal investigation) by any government or governmental agency or any stock exchange or stock market, or is otherwise required by law or legal process, to disclose any of the Information or any information the disclosure of which is limited by the provisions of paragraph 2 above (collectively, the “Compelled Information”), the Receiving Party will notify the Disclosing Party promptly in writing so that the Disclosing Party may seek a protective order or other appropriate remedy or, in the Disclosing Party’s sole discretion, waive compliance with the terms of this Agreement with respect to such disclosure. The Receiving Party and its Representatives agree not to oppose any action by the Disclosing Party to obtain a protective order or other appropriate remedy and shall cooperate fully with the Disclosing Party in connection therewith. In the event that no such protective order or other remedy is obtained and the Receiving Party or any its Representatives has been advised by legal counsel in writing that it is legally compelled to disclose the Compelled Information, the Receiving Party or its Representatives may disclose the Compelled Information but will furnish only that portion of the Compelled Information which the Receiving Party is advised by counsel is legally required and will exercise its reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such Compelled Information.

4. Return of Information. Upon termination of the discussions between the parties contemplated by this Agreement or the Disclosing Party’s written request, the Receiving Party and its Representatives will promptly return to the Disclosing Party all written Information that has been provided to the Receiving Party by the Disclosing Party; provided, that in lieu of being returned to the Disclosing Party, such written Information may be destroyed by the Receiving Party, in which case the Receiving Party shall provide the Disclosing Party a written certification that such written materials have been destroyed.

5. No Obligation to Consummate Transactions. Each party hereto acknowledges and agrees that the other party has made no decision to pursue any Transaction and agrees that the other party will have the right in its sole discretion, without giving any reason therefor, at any time to terminate discussions concerning possible Transactions or to elect not to pursue any such Transactions. In addition, each party hereto agrees that, except for the matters specifically agreed to herein or in written agreements subsequently entered into between the parties, no contract or agreement providing for any Transactions involving the parties or any of their Representatives shall be deemed to exist, and neither party shall be under any legal obligation of any kind whatsoever with respect to any such Transactions by virtue of this or any other written or oral expression with respect to such Transactions by any of its Representatives, unless and until definitive investment, acquisition, licensing or other agreements, if any, with respect to such Transactions have been executed and delivered by each such party.

6. No Representations as to the Accuracy of the Information. The Receiving Party and its Representatives acknowledge that neither the Disclosing Party nor any of its Representatives makes any express or implied representation or warranty as to the accuracy or completeness of the Information. The Receiving Party and its Representatives agree that they will be entitled to rely only on such representations and warranties as may be included in definitive agreements (if any) with respect to the Transactions, subject to such limitations and restrictions as may be contained therein.

7. Miscellaneous.

(a) Injunctive Relief. It is agreed that the Disclosing Party would be irreparably injured by a breach of this Agreement by the other party or any of its Representatives, that monetary remedies would be inadequate to protect such party against any actual or threatened breach of this Agreement by the other party or any of its Representatives, and, without prejudice to any other rights and remedies otherwise available to such party, the other party, on behalf of itself and its Representatives, agrees to the granting of equitable relief, including injunctive relief and specific performance.

(b) Severability. If any provision of this Agreement shall, for any reason, be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Agreement but shall be confined in its operation to the provision of this Agreement directly involved in the controversy in which such judgment shall have been rendered.

(c) Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and the respective successors and assigns.

(d) Modifications to Agreement; Waivers. No modifications of or changes to this Agreement or waiver of the terms and conditions hereof will be binding upon L Company or S Company, unless approved in writing and signed by both L Company and S Company. It is further agreed that no failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

(e) Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California, without regard to the principles of conflict of laws thereof.

(f) Termination. Each party’s obligations hereunder with respect to Information shall terminate on the third anniversary of the date of this Agreement; provided that all matters related thereto in respect of which a claim has been made or an action or proceeding has been instituted on or prior to such date shall survive the expiration of such period until such claim, action or proceeding is finally resolved.

(g) Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter of this Agreement and supersedes all prior agreements with respect thereto.

(h) Notices. Any notice required or permitted to be given by a party under this Agreement shall be delivered by hand, overnight courier or confirmed facsimile to the person who executes this Agreement for the other party at the address provided below for such person.

(i) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

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Exhibit (d)(15)

IN WITNESS WHEREOF, the parties hereto have caused this Mutual Confidentiality Agreement to be executed and delivered as of the date first written above.

L COMPANY

By:	/s/ Byron W. Milstead

Name:	Byron W. Milstead

Title:	Corp Vice President & General Counsel

Facsimile:	(503) 268-8077

Address:	5555 NE Moore Court

Hillsboro, OR 97124

S COMPANY

By:	/s/ Edward Lopez

Name:	Edward Lopez

Title:	Chief Legal and Administrative Officer

Facsimile:	(408) 616-6390

Address:	1140 East Arques Avenue

Sunnyvale, CA 94085

Exhibit (d)(15)

AMENDMENT TO MUTUAL CONFIDENTIALITY AGREEMENT

THIS AMENDMENT TO MUTUAL CONFIDENTIALITY AGREEMENT (“Amendment”), is entered into as of January 8, 2015 (“Effective Date”), by and between Lattice Semiconductor Corporation (including its subsidiaries, “L Company”) and Silicon Image, Inc. (including its subsidiaries, “S Company”) (each a “Party” and collectively the “Parties”).

WHEREAS, L Company and S Company are party to that certain Mutual Confidentiality Agreement dated as of September 22, 2014 (the “Agreement”) relating to the sharing of certain information which is non-public, confidential or proprietary in nature;

WHEREAS, L Company and S Company wish to share certain additional confidential and to establish certain additional protections and limitations with respect to the use of that information;

NOW, THEREFORE, for and in consideration of the foregoing, and of the promises and mutual agreements contained herein, the Parties agree as follows:

1.	Amendment of the Agreement. The Agreement is hereby amended to add the following paragraph 2a:

2a. Non-solicitation; employment. The Parties agree that neither Party shall, without the express written consent of the Chief Financial Officer or General Counsel of the other Party, for a period of eighteen (18) months from the date of this Agreement, either (i) induce or attempt to induce any employee of the other Party to terminate any employment with such Party, or (ii) directly or indirectly solicit for employment, employ, or otherwise contract for the services of any person who is now employed or engaged or becomes employed or engaged by the other Party during the term of this Agreement and with respect to whom any Information has been provided hereunder other than persons whose employment has been terminated for a period of three (3) months prior to such solicitation, employment or other contracting. This provision shall not apply to (a) general solicitations of employment by a party, including without limitation general solicitations on the internet or in other media, in each case that do not specifically target the employees of the other Party, or any individual employee, or (b) the hiring of any employee who response to such a general solicitation advertisement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first above written.

L COMPANY

By	/s/ Byron W. Milstead
Byron W. Milstead
Its Corp Vice President and General Counsel

S COMPANY

By	/s/ Edward Lopez
Edward Lopez
Its Chief Legal and Administrative Officer